Exhibit 3.1

CERTIFICATE OF FORMATION

OF

SKYLINE STRATEGIES II LLC

This Certificate of Formation is being executed as of November 25, 2020, for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act, Title 6 of the Delaware Code, Sections 18-101, et. seq.

The undersigned, being duly authorized to execute and file this Certificate of Formation, hereby certifies as follows:

1.    Name. The name of the limited liability company formed hereby is Skyline Strategies II LLC.

2.    Registered Office. The address of the registered office of the limited liability company is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3.    Registered Agent. The name and address of the registered agent for service of process of the limited liability company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Formation as of the date first above written.

/s/ Haley Ahn
Haley Ahn
Authorized Person